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                                                                    Exhibit 10.1



                               OMNISKY LETTERHEAD
                              --------------------
                                                                   May 10, 2001

Patrick McVeigh
One Market
Steuart Tower, Suite 600
San Francisco, California 94105

                                EMPLOYMENT TERMS
                                -----------------

Dear Pat:

                  This letter confirms the terms of your continuing employment as Chairman of the Board and Chief Executive Officer of OmniSky Corporation (the "Company"). By signing this letter agreement, you also agree that you are willing to commit yourself to serve the Company, on the terms and conditions herein provided.

                  You will continue your employment as Chairman of the Board and Chief Executive Officer, until such time as you or the Company terminate your employment in accordance with the terms of this letter agreement. You will have those authorities, duties and responsibilities that are customarily assigned to a Chairman of the Board and Chief Executive Officer of a public enterprise like the company, and you will not be assigned any duties or responsibilities that are materially inconsistent with, or that materially impair your ability to discharge, those duties and responsibilities. You will report solely and directly to the Board of Directors. Upon any termination of your employment with the Company, you will also resign from any positions you may hold at the time on the Board or on the board of directors of any other company on which you serve at the request of the Company. You will devote substantially all your working time and efforts to the business and affairs of the Company.

             You will receive a base salary ("Base Salary") during the period of your employment of TWO HUNDRED SEVENTY- FIVE THOUSAND dollars ($275,000) per annum. Your Base Salary will be reviewed at least annually for increase in the discretion of the Board. Your Base Salary may not be decreased at any time during your employment and once increased your base salary may not thereafter be reduced. You will be entitled to an annual bonus in such amount and based upon such criteria as the Board may determine in its discretion from time to time, PROVIDED that, for any calendar year in which you have outstanding loans to the Company the proceeds of which you used to purchase shares of the Company's capital stock, you will receive a minimum bonus equal to twice the interest accrued on such loans during that calendar year (and you will authorize the Company to retain a portion of that bonus sufficient to pay accrued interest on your loans for that calendar year, with the remaining amount, net of withholding taxes, paid to you in cash). You will also participate in all annual executive compensation plans and programs of the Company that are not equity-based at a level commensurate with your seniority and position at the Company. You will receive prompt reimbursement for all reasonable and customary expenses incurred in performing your services for the Company. You will be based in the Company's San Francisco, California offices at One Market. Beginning with the 2001 calendar year, you will be entitled to paid vacation at a rate of twenty-five
(25) days per calendar year in accordance with the plans, policies, and programs as in effect generally with respect to other senior executives of the Company, including the limitations, if any, on the carry-over of accrued but unused vacation time.

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         Your employment will terminate upon your death. If, as a result of your incapacity due to physical or mental illness (as determined by a medical doctor chosen by the Company and reasonably satisfactory to you or your legal representative), you have been unable substantially to fulfill your duties on a full-time basis for the entire period of one-hundred eighty (180) consecutive days, your employment may be terminated for disability. The Company may also terminate your employment for "Cause". The Company will have "Cause" to terminate you if you (1) engage in any willful misconduct with respect to the Company which is materially detrimental to the Company and its subsidiaries in the aggregate (other than good faith expense account disputes); (2) are convicted of (or plead nolo contendere to) a felony (other than (A) a traffic violation that is in most jurisdictions not classified as a felony and (B) a felony resulting from vicarious (rather than direct) liability arising out of his position as an officer or director of the Company);(3) fail or refuse to attempt to follow the written directions of the Board within a reasonable period after receiving written notice to do so; or (4) engage in gross continuous nonfeasance with regard to your duties, which materially continue after a written notice is given to you.

         You may terminate your employment, at any time, for "Good Reason." You will have "Good Reason" to terminate your employment if (i) you suffer any material reduction of your titles, duties, authorities or responsibilities or your lines of reporting are materially altered; (ii) you are relocated to a facility or a location more than thirty (30) miles from the Company's San Francisco, California offices, without your written consent or (iii) the Company fails to timely make any payment due to you under this letter agreement, reduces your Base Salary or other benefits to which you are entitled or otherwise fails to comply with any of the material provisions of this letter agreement. You may also terminate your employment without Good Reason, upon giving thirty (30) days notice to the Company.

         During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness, you will continue to receive your Base Salary then in effect for such period, and all other compensation and benefits provided herein, until your employment is terminated for disability, provided that payments made to you shall be reduced by the sum of the amounts, if any, payable to you at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

         If your employment is terminated (i) by your death, (ii) for disability, (iii) by the Company for Cause or (iv) by you without Good Reason, then, in each such event, Company will promptly pay you (or your legal representative), within thirty (30) days of your termination, your (A) Base Salary through the date of termination at the rate in effect on the date of termination (plus, in the case of termination due to death, additional Base Salary at that rate through the one-hundred eightieth (180th) day after your death); (B) any other amounts due to you through the date of termination in respect of compensation, expense reimbursement or similar matters and (C) any other or additional benefits to be provided in accordance with pertinent plans, programs, or obligations of the Company as in effect at the time of termination.

         If (A) the Company terminates your employment (for any reason other than for death, disability or Cause, as to which the provisions of the prior paragraph apply) or (B) you terminate your employment for Good Reason, then, in each of those events,

                  (i) the Company will promptly pay you your Base Salary through the date of termination at the rate in effect at termination, any other
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         any other amounts due to you through the date of termination in respect of compensation, expense reimbursement or similar matters and any other or additional benefits to be provided in accordance with pertinent plans, programs, or obligations of the Company as in effect at the time of termination;

                  (ii) in lieu of any further salary or bonus payments to you for periods subsequent to the date of termination, the Company will also pay to you, on the date of your termination, in a lump sum, as severance an amount equal to one (1) times your annual Base Salary rate as then in effect (or, if the termination is for Good Reason based on a reduction in Base Salary, then the rate shall be the rate in effect immediately prior to such reduction); and

                  (iii) the Company shall maintain in full force and effect, for your continued benefit for one year, each "employee welfare benefit plan" in which you were entitled to participate immediately prior to your termination (with no reduction in benefits), provided that your continued participation is possible under the general terms and provisions of such plans. In the event that your participation in any such plan is barred, the Company will arrange to provide you with benefits substantially similar to those which you would otherwise have been entitled to receive under the plan from which your continued participation is barred (with no reduction in benefits).

         You are already party to an Executive Change in Control Agreement with the Company, a copy of which has been attached hereto as Exhibit A. In the event of your termination within two years after any "Change of Control," as defined in that Agreement, you will be entitled to the full benefits provided by that Agreement and to the benefits provided in those circumstances under the terms of your option and restricted stock purchase agreements, including accelerated vesting of options and stock.

         As part of the Company's desire to retain your services, the Company will retire, effective the date of this letter, (a) 219,201 shares that you purchased from the company with the proceeds of a loan in the principal amount of $1,049,700 and (b) 86,756 shares that you purchased from the company with the proceeds of a loan in the principal amount of $133,200, all in non-cash transactions at a price per share equal to $3.95, today's closing price for the company's common stock on the NASDAQ National Market. As a result of these transactions, each of the foregoing loans, which were non-recourse, will be deemed fully satisfied and cancelled by the company. You hereby authorize the company to take such further actions as may be necessary to effect these transactions in the books and records of the company, including the transfer of the stock referred to in this letter to the name of the company without further action. In addition, you authorize the company to retain $25,630 of excess proceeds from such transactions in payment of accrued but unpaid interest on such loans through May 10, 2001.

         In the event that the aggregate of any payments or benefits made or provided to you under this letter agreement (other than any payment pursuant to this paragraph) and under any other plans, programs or arrangements of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, or any successor provision, then, subject to the last sentence of this paragraph, the Company will pay to you, prior to the time any excise tax imposed by Section 4999 of the Code, or any successor provision ("Excise Tax"), is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether an Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to you and the time of payment
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shall be made by an independent Tax Auditor (the "Tax Auditor") jointly selected by the Company and you and paid by the Company. The Tax Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If you and the Company cannot agree on a firm to serve as the Tax Auditor, then you and the Company shall each select one nationally recognized United States accounting firm and those two firms shall jointly select the accounting firm to serve as the Tax Auditor. Notwithstanding the foregoing (but subject to the last sentence of this paragraph), in the event that the amount of your Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to you under this paragraph has been made, the Company shall pay to you an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time that the amount of the actual Excise Tax liability is finally determined, such additional amount to be calculated in the same manner as such initial payment. You and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses relating to any such proceeding or claim (including all reasonable attorney's fees and other expenses incurred by you in connection therewith) shall be paid by the Company promptly upon your written demand.

         You will not, during or after the term of your employment, disclose to any entity or person any information (i) which is not generally known to the public; (ii) which relates to the business of the Company or any of its subsidiaries; (iii) which is treated as confidential by the Company; and (iv) to which you gain access by reason of your position as an employee or director of the Company, except as such disclosure (i) is required or appropriate in connection with your work as an employee of the Company, or (ii) is required by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any other person or body with apparent jurisdiction to order you to disclose such information.

         Any controversy or claim arising out of or relating to this letter agreement, any amendment of this letter agreement, or any breach of any of the foregoing, shall, at the election of the Company or you, be settled by confidential arbitration, to be held in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators will apply the provisions of this letter agreement strictly as written, and shall explain the reasons and basis of their award in detail and in writing. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All costs and expenses relating to any controversy or claim that is arbitrable (including your reasonable attorney's fees and expenses) will be paid by the Company promptly on written demand, except that the arbitrators are authorized to require reimbursement of the Company for moneys paid by it pursuant to this sentence if the arbitrators determine that your substantive positions in the arbitration were entirely without merit. Pending final resolution of any arbitration or court proceeding, the Company will continue prompt payment of all amounts due to you under this letter agreement or any amendment and prompt provision of all benefits to which you or your beneficiaries are entitled. Notwithstanding the foregoing, nothing contained in this paragraph will limit a party's right to seek equitable relief in any court of competent jurisdiction.

         All of your rights under this letter agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both you and the Company.
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The validity, interpretation, construction and, performance and enforcement of this letter agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. To the extent that the rights and obligations under this letter agreement of the parties hereto and their successors, as such rights and obligations are described herein, may require performance after the termination or expiration of this letter agreement, such rights and obligations shall survive the term of this letter agreement and shall be fully enforceable thereafter. In the event that any portion or aspect of any provision of this letter agreement shall be deemed to be invalid or unenforceable for any reason, in whole or in part, the remainder of this letter agreement shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this letter agreement. This letter agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.


                                               Very truly yours,

                                               OMNISKY CORPORATION

                                               By:__________________________
                                               Name: Lawrence Winkler
                                               Title:   Chief Operating Officer


         Agreed and Accepted:

         ----------------------
         Name:  Patrick McVeigh